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INTRABIOTICS PHARMACEUTICALS, INC.

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CONTACT:	FOR IMMEDIATE RELEASE
Eric H. Bjerkholt (investors)
IntraBiotics Pharmaceuticals, Inc.
(650) 526-6840

IntraBiotics Pharmaceuticals, Inc. Announces Postponement of
Stockholder Vote on Proposed Financing

Mountain View, CA, March 31, 2003 – IntraBiotics Pharmaceuticals, Inc. (IBPI) today announced that in order to evaluate other alternatives it has postponed the vote on Proposal 2 (“Proposal 2”): Approval and Ratification of the Private Placement Proposal regarding the sale of 350 shares of Series A Stock (the “Financing”) until April 23, 2003. The stockholder meeting to vote on proposals 1, 3 and 4 will be held on April 3, 2003 as planned.

About IntraBiotics Pharmaceuticals, Inc.

IntraBiotics Pharmaceuticals, Inc. is a biopharmaceutical company engaged in the development of iseganan for the prevention of ventilator-associated pneumonia (“VAP”), a common infection occurring among patients in the intensive care unit. Patients who require artificial ventilation are vulnerable to experiencing pneumonia as a consequence of the aspiration of bacteria-laden saliva. Prior clinical trials using a variety of other antibiotics have demonstrated that VAP can be prevented through prophylactic decontamination of the oral cavity. Conventional antibiotics are not widely prescribed to prevent VAP because of concerns for the development of antibiotic resistance and because there are currently no approved therapeutics for the prevention of VAP. As a consequence, patients who develop VAP incur extended stays in the intensive care unit and increased hospital charges. In the United States, over 400,000 patients are artificially ventilated each year and are vulnerable to developing VAP because they require ventilation for at least 48 hours.

Iseganan is a novel antimicrobial peptide whose properties may be well suited for use in preventing VAP. Iseganan kills a wide spectrum of bacteria known to cause pneumonia. Additionally, iseganan has been shown to be well tolerated in clinical studies in cancer patients, and to effect significant reductions in the level of bacteria in the oral cavity of cancer patients as well as patients who require artificial ventilation. In a previous Phase I/II study completed by IntraBiotics in artificially ventilated patients, iseganan reduced the levels of oral bacteria by more than 100-fold compared to pre-treatment baseline levels after a single 9 mg oral-topical dose. Data from the coming Phase II/III trial are expected in the second quarter of 2004.

Additional information is available at the company’s website: www.intrabiotics.com.

-More-

Additional Information

On March 3, 2003 IntraBiotics filed a definitive proxy statement with the Securities and Exchange Commission relating to a solicitation of proxies from its stockholders in connection with a special meeting of stockholders of IntraBiotics to be held for the purpose of voting on various matters including: (1) a reverse stock split of the Company’s outstanding common stock and (2) a potential private placement of preferred stock to be issued to certain new and existing stockholders, including Dr. Ernest Mario, the Chairman of IntraBiotics, and (3) certain other matters (the “Transactions”). STOCKHOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT MATERIALS FILED BY INTRABIOTICS WITH THE SEC BECAUSE THEY CONTAIN, OR WILL CONTAIN, IMPORTANT INFORMATION ABOUT THE TRANSACTIONS. The definitive proxy statement and any other documents filed by IntraBiotics with the SEC may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, investors and stockholders may obtain free copies of documents filed with the SEC by IntraBiotics by contacting Joyce Bremer c/o IntraBiotics Pharmaceuticals, Inc., 2483 East Bayshore Road, Suite 100, Palo Alto, CA 94303, (650) 526-6818. You may also obtain a free copy of the definitive proxy statement by contacting Georgeson Shareholder Communications at (866) 216-0457. Information regarding the names, affiliation and interests of persons who may be deemed to be participants in IntraBiotics solicitation of proxies of stockholders is available in the definitive proxy statement filed with the SEC on March 3, 2003.

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